Shire Pharmaceuticals Group plc
Hampshire International Business Park,
Chineham, Basingstoke RG24 8EP  UK
Tel +44 1256 894000 Fax +44 1256 894708
http://www.shire.com

For immediate release


                    Shire Board Appoints New Chief Executive

BASINGSTOKE, UK - 12 March 2003 - The board of directors of Shire
Pharmaceuticals Group plc (LSE: SHP, NASDAQ: SHPGY, TSX: SHQ) announces that Matthew Emmens has been appointed today to the board and as chief executive of Shire.

Matthew Emmens, 51, was most recently president of Merck KGaA's global prescription pharmaceuticals business which had sales of US$2 billion in the year 2002 and is based in Darmstadt, Germany. He succeeds Rolf Stahel, 58, who is leaving the board and the company, as announced in October 2002. Rolf has stepped down as chief executive and remains a director of the company until his departure on 19 March 2003.

Matthew's near 30 year pharmaceutical career includes 19 years at Merck and Co., Inc., where he held a wide range of sales and marketing positions. In 1992 he helped establish Astra Merck, a joint venture with Astra Pharmaceuticals. He later became its president and chief executive and the company became an independent, top 20 US ethical pharmaceutical company with annualised sales in excess of $4 billion and 4000 employees. In 1999, Matthew joined Merck KGaA to establish EMD Pharmaceuticals, the company's US prescription pharmaceutical business before moving to Germany to take up his most recent position.

Dr. James Cavanaugh, chairman of Shire, said:

"In our comprehensive search for the new Chief Executive of Shire we were looking for someone with the experience of working for a large global pharmaceutical company. We also wanted an individual who had a track record of working internationally. Matthew has these qualities and he also has solid experience of sales and marketing which will complement the existing team. His skills will enable him to continue to build on Shire's remarkable record of success and allow us to take the company to the next level.

"His track record of outstanding creativity and solid leadership skills has been well established in a variety of settings, including both the formation of major new businesses and within large operating pharmaceutical companies. Matthew has considerable experience of building successful businesses."

Matthew Emmens said: "Shire is at an exciting stage of its development with real opportunities for further strong growth; it has a strong pipeline, an excellent sales and marketing focus and the financial strength to develop its R&D even further. There are few pharmaceutical companies of Shire's size with such valuable assets and such a promising future. I am looking forward to leading the company into the next phase of its global development."


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The board of directors also thanks Mr. Stahel for his significant contributions to Shire. He successfully led Shire for nearly nine years building it from a company with revenues of US$3 million in 1993 to over US$1 billion at the end of 2002 including the implementation of six acquisitions.

Dr Cavanaugh added: "I know I speak not only for the board, but for everyone at Shire, when I thank Rolf for his leadership, creativity and dedication in bringing the company to where it is today and positioning it for the next phase of growth."

Update on search for new non-executive directors

The board's search for new non-executive directors is well underway and the board has met a number of highly qualified candidates on both sides of the Atlantic and expects to make appointments over the next few months.

"High resolution photographs are available to the media free of charge at www.newscast.co.uk after 2:30 pm GMT [Tel. +44 (0) 20 7608 1000] or immediately on www.shire.com Latest news from Shire."

                                    - Ends -

For further information please contact:

Global (outside US and Canada)

Gordon Ngan - Investor Relations                        +44 1256 894 160

Jessica Mann - Media                                    +44 1256 894 280

US & Canada

Gordon Ngan - Investor Relations                        +44 1256 894 160

Michele Roy - Media                                     +1 450 978 7938

Notes to editors

Shire Pharmaceuticals Group plc

Shire Pharmaceuticals Group plc (Shire) is a rapidly growing international emerging pharmaceutical company with a strategic focus on four therapeutic areas
- central nervous system disorders (CNS), gastro intestinal (GI), oncology, and anti-infectives. Shire also has three platform technologies: advanced drug delivery, lead optimisation for small molecules and Biologics. Shire's core strategy is based on research and development combined with in-licensing and a focus on eight key pharmaceutical markets.

For further information on Shire, please visit the Company's website: www.shire.com

THE "SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. Statements included herein that are not historical facts, are forward-looking statements. Such forward-looking statements involve a number of risks and uncertainties and are subject to change at any time. In the event such risks or uncertainties materialise, Shire's results could be materially affected. The risks and uncertainties include, but are not limited to, risks associated with the inherent uncertainty of pharmaceutical research, product development and commercialisation, patents, government regulation and approval, including but not limited to the expected product approval date of lanthanum carbonate (FOSRENOL(R)), the impact of competitive products, including but not

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limited to the impact of same on Shire's ADHD franchise, and other risks and uncertainties detailed from time to time in our filings, including the Annual Report filed on Form 10-K by Shire with the Securities and Exchange Commission.